Filed Pursuant to Rule 433

Registration No. 333-266624-04

ENTERGY LOUISIANA, LLC

$1,200,000,000

Collateral Trust Mortgage Bonds,

$500,000,000 5.35% Series due March 15, 2034

$700,000,000 5.70% Series due March 15, 2054

Final Terms and Conditions

March 4, 2024

Issuer:	Entergy Louisiana, LLC

Security Type:	Collateral Trust Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	March 4, 2024

Settlement Date (T+4)(2):	March 8, 2024

Principal Amount:
2034 Bonds:	$500,000,000
2054 Bonds:	$700,000,000

Interest Rate:
2034 Bonds:	5.35%
2054 Bonds:	5.70%

Interest Payment Dates:
2034 Bonds:	March 15 and September 15 of each year
2054 Bonds:	March 15 and September 15 of each year

First Interest Payment Date:
2034 Bonds:	September 15, 2024
2054 Bonds:	September 15, 2024

Final Maturity Date:
2034 Bonds:	March 15, 2034
2054 Bonds:	March 15, 2054

Optional Redemption Terms:
2034 Bonds:	Make-whole call at any time prior to December 15, 2033 at a discount rate of Treasury plus 20 bps and, thereafter, at par.
2054 Bonds:	Make-whole call at any time prior to September 15, 2053 at a discount rate of Treasury plus 25 bps and, thereafter, at par.

Benchmark Treasury:
2034 Bonds:	4.000% due February 15, 2034
2054 Bonds:	4.750% due November 15, 2053

Benchmark Treasury Price:
2034 Bonds:	98–06+
2054 Bonds:	106–14+

Benchmark Treasury Yield:
2034 Bonds:	4.223%
2054 Bonds:	4.360%

Spread to Benchmark Treasury:
2034 Bonds:	115 bps
2054 Bonds:	135 bps

Re-offer Yield:
2034 Bonds:	5.373%
2054 Bonds:	5.710%

Price to Public:
2034 Bonds:	99.822% of the principal amount of the 2034 Bonds
2054 Bonds:	99.856% of the principal amount of the 2054 Bonds

Net Proceeds Before Expenses:
2034 Bonds:	$495,860,000
2054 Bonds:	$692,867,000

CUSIP / ISIN:
2034 Bonds:	29364W BM9 / US29364WBM91
2054 Bonds:	29364W BN7 / US29364WBN74

Joint Book-Running Managers:

Barclays Capital Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Goldman Sachs & Co. LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Manager:	R. Seelaus & Co., LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

It is expected that delivery of the bonds will be made on or about March 8, 2024, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+4, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than two business days prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) Barclays Capital Inc. toll-free at 1-888-603-5847, (ii) Mizuho Securities USA LLC toll-free at 1-866-271-7403, (iii) MUFG Securities Americas Inc. toll-free at 1-877-649-6848, (iv) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or (v) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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